Exhibit 99
Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE — MEH
Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com
FOR IMMEDIATE RELEASE
July 28, 2005
MIDWEST AIR GROUP REPORTS SECOND QUARTER RESULTS
Summary: Second Quarter 2005 vs. Second Quarter 2004
•	Operating revenue increased 23.1% to $131.6 million

•	Scheduled service revenue passenger miles increased 31.2% to 848.6 million on a 19.0% increase in capacity

•	Operating loss of $8.2 million vs. $2.9 million

•	Net loss of $8.2 million vs. $3.5 million

•	A per-share loss of $0.47 (includes $0.17 in unusual items related to engine overhauls and capitalized expense write-offs) vs. loss of $0.20

•	Higher fuel prices negatively impacted operating results by $11.7 million, or $0.67 per share
Milwaukee, Wisconsin, July 28, 2005 — Midwest Air Group, Inc. (NYSE: MEH) today reported second quarter results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations.
“Operating revenue was at an all-time high for the second quarter. Midwest Airlines and Midwest Connect also achieved record passenger traffic and load factors — and considerable market share gains in Milwaukee and Kansas City in May, even while adding significant capacity,” said Timothy E. Hoeksema, chairman and chief executive officer. “In spite of high fuel prices, we believe we have made significant progress in our efforts to return to profitability.”
Comparing second quarter 2005 to second quarter 2004, operating revenue increased 23.1% to $131.6 million. Operating results fell to an $8.2 million loss from a $2.9 million loss in the second quarter of 2004, while net results dropped to an $8.2 million loss from a $3.5 million loss. (Due to accumulated losses, Midwest Air Group discontinued recording federal income tax benefit on losses beginning with second quarter 2004 and state income tax benefit on losses beginning with second quarter 2005.) Per share results were a loss of $0.47, an increase in loss from a $0.20 loss in the same quarter a year ago.
The increase in revenue in the quarter reflects a 31.2% increase in passenger traffic, due to strong
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customer demand in response to strategic pricing actions as well as schedule and service enhancements. The increase in traffic was partially offset by a 4.0% decrease in revenue yield, driven by the company’s strategy to increase load factor and total revenue through competitive pricing. Total operating expenses increased 27.3%, due to fuel expense increases and unusual items that negatively impacted results in the quarter. Fuel expense increased $16.0 million, or 65.2% — of which $11.7 million ($0.67 per share) was related to price increases (calculated by applying 2004 prices to actual gallons consumed in 2005 and comparing the result to actual 2005 expense). The company also recorded a $2.2 million ($0.13 per share) accrual for engine overhaul expenses in excess of its MD-80 engine repair contract and $0.8 million ($0.04 per share) for the write-off of capitalized lease arranger and legal expenses. Fuel hedging favorably impacted fuel costs by $0.8 million ($0.03 per gallon) in the quarter.
Year to date, operating revenue increased 17.0% to $243.6 million. Operating results fell to a $24.1 million loss from a $13.1 million loss in 2004, while net results fell to a $24.1 million loss from a $10.3 million loss in the first six months last year. Included in the 2004 first half loss was a tax benefit of $3.9 million. Results per share fell to a $1.38 loss from a $0.59 loss in the first half of 2004.
First half 2005 results include the engine overhaul expenses and capitalized expense write-offs, as well as a one-time $0.9 million ($0.05 per share) litigation settlement and $0.7 million ($0.04 per share) in severance costs for outplaced workers. First half 2004 results include $1.1 million ($0.04 per share) from costs related to the disposition of DC-9 aircraft.
“Customers have responded very positively to the strategic pricing adjustments and schedule and service enhancements we’ve implemented. Additionally, we’ve extended our marketing reach to introduce our unique product to travelers outside of our traditional Milwaukee and Kansas City bases.” That initiative, Hoeksema explained, has resulted in advance bookings for travel during the third quarter that currently exceed advance bookings relative to the same prior year period — suggesting that the trend of improving load factors year over year will continue.
He also pointed out that Midwest posted significant gains in market share in both Milwaukee and Kansas City in May.
•	Midwest Airlines and Midwest Connect carried 50.6% of all passengers departing from Milwaukee during May, up from 39.9% in May a year ago. In May 2005, Midwest Airlines and Midwest Connect transported 161,331 Milwaukee passengers, up 56% from 103,154 passengers in the same period last year.

•	In Kansas City, Midwest market share rose to 7.9% for May from 4.3% in the same month a year earlier. In May this year, Midwest Airlines carried a total of 36,003 Kansas City passengers, up 87 % from 19,288 passengers in May 2004.
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At Midwest Airlines, revenue per scheduled service available seat mile increased 7.6% in the quarter. Load factor increased 6.8 percentage points due to a 32.1% increase in passenger traffic on a 20.1% increase in capacity. Revenue yield decreased 3.0%.
Into-plane fuel prices increased 40.1% in second quarter 2005, averaging $1.73 per gallon versus $1.23 per gallon in second quarter 2004, and resulted in an $10.0 million (pre-tax) unfavorable price impact. Fuel consumption increases resulted in a $4.1 million (pre-tax) unfavorable impact in the quarter (calculated by applying 2004 prices to the actual change in gallons consumed in 2005 relative to 2004), primarily as a result of an increase in the number of flight hours.
In the quarter, cost per available seat mile (unit costs) at Midwest Airlines increased 9.8% (0.5% holding fuel price constant and 0.3% excluding fuel and oil expenses) compared with second quarter 2004.
At Midwest Connect, revenue per scheduled service available seat mile increased 9.0% in the quarter. Traffic increased 20.8% on a 7.8% increase in capacity, resulting in a 6.9 percentage point improvement in load factor, while revenue yield decreased 2.7%. Cost per available seat mile increased 14.5% (6.5% holding fuel price constant and 8.3% excluding fuel and oil expenses) compared with second quarter 2004, due primarily to labor costs associated with new ramp and dining services functions performed for Midwest Airlines. The transfer of ramp and dining services functions to Midwest Connect is expected to lower the total cost to Midwest Air Group. Into-plane fuel prices increased 42.5% in second quarter 2005, averaging $1.81 per gallon versus $1.27 per gallon in second quarter 2004, and resulted in a $1.7 million (pre-tax) unfavorable price impact. Fuel consumption increases resulted in a $0.2 million (pre-tax) unfavorable impact in the quarter, primarily as a result of an increase in the number of flight hours.
Note: Cost per available seat mile holding fuel price constant is an industry measurement that provides management and investors the ability to track changes in cost absent fuel price volatility. Cost per available seat mile excluding fuel and oil expenses is an industry measurement that provides management and investors the ability to track changes in cost absent all fuel-related expenses.
The company ended the quarter with $84.7 million in unrestricted cash, unchanged from March 30, 2005 and up from $81.5 million at December 31, 2004 — primarily due to seasonal fluctuations in the business and implementation of cost-saving and cash management initiatives. Capital spending — net of credits used to fund such spending — resulted in a cash outlay of $5.7 million in the half and consisted primarily of costs associated with the acquisition of additional spare parts for the Boeing 717 fleet, purchase of a spare MD-80 engine, and equipment and leasehold improvements for the in-house dining services program.
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Midwest Air Group has been advised that it does not comply with the recently revised criteria for continued listing on the New York Stock Exchange. After the company receives formal notification, it will have 45 days to file a business plan detailing its strategy to meet the new criteria and another 180 days to implement the plan. The company is concurrently preparing the business plan and evaluating listing opportunities on other stock exchanges.
In the second quarter of 2005:
•	Midwest Air Group shareholders re-elected three directors to the company’s board of directors for three-year terms expiring in 2008: Timothy E. Hoeksema; Ulice Payne, Jr., president of Addison-Clifton, LLC; and David H. Treitel, chairman and chief executive officer of SH&E, Inc. Shareholders also approved the Midwest Air Group, Inc. 2005 Equity Incentive Plan and the 2005 Non-Employee Director Stock Plan.

•	Midwest Airlines and Midwest Connect launched extensive schedule enhancements in May, including new nonstop service, increased frequency in existing markets, year-round service in markets that were formerly seasonal, and improved nationwide connections.

•	Midwest Airlines introduced Best Care Cuisine — a redesigned dining program featuring fresh, contemporary buy-onboard meals — and began offering passengers on longer flights the option of renting digEplayer video entertainment units.

•	Midwest Airlines placed an additional Boeing 717 aircraft in service, bringing the total number of 717s in its fleet to 19.

•	Midwest Airlines shifted heavy maintenance operations for its fleet of MD-80 aircraft to Empire Aero Center, Inc. Midwest Airlines employees continue to perform routine daily maintenance work at the airline’s facilities in Milwaukee, Kansas City and Washington, D.C.

•	Midwest Airlines was named “Best Airline for Business Travel” by Corporate Report Wisconsin magazine as part of its 2005 Best of Wisconsin Business Awards.

•	Gregory D. Aretakis joined Midwest Airlines as vice president of planning and revenue management. Most recently, he held the same position at Frontier Airlines.

•	Skyway Airlines announced the termination of its discussions with Delta Air Lines to operate Delta Connection’s fleet of Fairchild 328JET regional jet aircraft, following Delta’s decision to discontinue operating that aircraft.
In the third quarter of 2005:
•	On July 6, Midwest Airlines acquired its 20th Boeing 717 aircraft. The airline has a firm order for five more 717s and has agreed to accelerate the terms of its contract and accept two additional aircraft in 2005 and the remaining three in the first half of 2006.

•	On July 10, Midwest Airlines launched nonstop service between Milwaukee and Houston Hobby — the airline’s third Texas destination.

•	On July 11, Travel+Leisure magazine named Midwest Airlines “World’s Best Domestic Airline” in its 2005 World’s Best Awards competition — the seventh time in the 10 years that the magazine’s subscribers have selected the world’s best services and places.

•	On July 20, Midwest Airlines and the Milwaukee Brewers Baseball Club announced they have extended their travel and marketing partnership agreements for three additional seasons. Midwest Airlines will continue to provide charter services for the Brewers, as it has since
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2002 — the year it was named the official team airline. Additionally, the airline’s marketing partnership with the Club will be extended through 2008.

•	On August 1, Midwest Airlines will increase frequency between Milwaukee and Newark and between Kansas City and Los Angeles, and upgrade another aircraft on its Minneapolis/St. Paul service. The improvements are part of a series of product and service enhancements focusing on customer value and convenience that the airline will launch throughout 2005.

•	On October 1, Midwest Airlines will resume its seasonal Ft. Myers service through April 30, 2006. The airline will also add frequency to its Milwaukee-Tampa and Milwaukee-Ft. Lauderdale service during peak Florida travel periods.
“Going forward, we’ll continue to build on the momentum we experienced in the second quarter,” concluded Hoeksema. “We are confident that our strategic plan is on track to return us to profitability by enhancing our cost-competitiveness, improving productivity, boosting revenue and continuing to provide a superior product and services.”
Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. — its wholly owned subsidiary — operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities, including Houston Hobby — the airline’s newest destination. More information is available at www.midwestairlines.com.
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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attack.
Editor’s note: Tables follow

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,		% Change
	2005	2004	Better/(Worse)
Operating revenues:
Passenger service	$116,220	$92,313	25.9%
Cargo	1,477	1,233	19.8%
Other	13,864	13,347	3.9%

Total operating revenues	131,561	106,893	23.1%

Operating expenses:
Salaries, wages and benefits	36,473	35,061	(4.0%)
Aircraft fuel and oil	40,555	24,547	(65.2%)
Commissions	3,482	2,671	(30.4%)
Dining services	3,042	1,847	(64.7%)
Station rental, landing and other fees	10,373	9,567	(8.4%)
Aircraft maintenance materials and repairs	13,431	10,101	(33.0%)
Depreciation and amortization	4,078	4,346	6.2%
Aircraft rentals	12,987	9,434	(37.7%)
Other	15,326	12,220	(25.4%)

Total operating expenses	139,747	109,794	(27.3%)

Operating loss	(8,186)	(2,901)	(182.2%)

Other income (expense):
Interest income	902	387	133.1%
Interest expense	(892)	(946)	5.7%
Other, net	—	(4)	100.0%

Total other income (expense)	10	(563)	101.8%

Loss before income tax provision	(8,176)	(3,464)	(136.0%)
Income tax provision	—	7	(100.0%)

Net loss	$(8,176)	$(3,471)	(135.6%)

Loss per common share — basic	$(0.47)	$(0.20)	(135.0%)

Loss per common share — diluted	$(0.47)	$(0.20)	(135.0%)

Weighted average shares — basic	17,489,377	17,417,911
Weighted average shares — diluted	17,489,377	17,417,911

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30,		% Change
	2005	2004	Better/(Worse)
Operating revenues:
Passenger service	$212,770	$176,244	20.7%
Cargo	3,124	2,296	36.1%
Other	27,692	29,663	(6.6%)

Total operating revenues	243,586	208,203	17.0%

Operating expenses:
Salaries, wages and benefits	73,020	70,119	(4.1%)
Aircraft fuel and oil	75,760	49,094	(54.3%)
Commissions	6,406	5,113	(25.3%)
Dining services	4,938	3,809	(29.6%)
Station rental, landing and other fees	21,749	20,569	(5.7%)
Aircraft maintenance materials and repairs	24,717	18,736	(31.9%)
Depreciation and amortization	8,233	8,867	7.2%
Aircraft rentals	24,559	19,289	(27.3%)
Other	28,300	25,722	(10.0%)

Total operating expenses	267,682	221,318	(20.9%)

Operating loss	(24,096)	(13,115)	(83.7%)

Other (expense) income:
Interest income	1,634	737	121.7%
Interest expense	(1,791)	(1,889)	5.2%
Other, net	—	(8)	100.0%

Total other expense	(157)	(1,160)	86.5%

Loss before income tax credit	(24,253)	(14,275)	(69.9%)
Income tax credit	(140)	(3,940)	(96.4%)

Net loss	$(24,113)	$(10,335)	(133.3%)

Loss per common share — basic	$(1.38)	$(0.59)	(133.9%)

Loss per common share — diluted	$(1.38)	$(0.59)	(133.9%)

Weighted average shares — basic	17,480,151	17,411,900
Weighted average shares — diluted	17,480,151	17,411,900

MIDWEST AIR GROUP, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Cost Per Available Seat Mile Reconciliation	Three Months Ended
	June 30,		% Change
	2005	2004	Better/(Worse)
Cost Per Available Seat Mile — Holding fuel constant:

Midwest Airlines
Cost per available seat mile (CASM)	$0.1108	$0.1009	(9.8%)

Adjustments:
Less: Current year fuel usage at prior year fuel price	$0.0094	n/a

CASM holding fuel rate constant	$0.1014	$0.1009	(0.5%)

Midwest Connect
Cost per available seat mile	$0.2510	$0.2192	(14.5%)

Adjustments:
Less: Current year fuel usage at prior year fuel price	$0.0177	n/a

CASM holding fuel rate constant	$0.2333	$0.2192	(6.5%)

Cost Per Available Seat Mile — Excluding Fuel:

Midwest Airlines
Cost per available seat mile (CASM)	$0.1108	$0.1009	(9.8%)

Adjustments:
Less: Fuel cost per available seat mile	$0.0326	$0.0229

CASM excluding fuel	$0.0782	$0.0780	(0.3%)

Midwest Connect
Cost per available seat mile	$0.2510	$0.2192	(14.5%)

Adjustments:
Less: Fuel cost per available seat mile	$0.0597	$0.0424

CASM excluding fuel	$0.1913	$0.1768	(8.2%)

MIDWEST AIR GROUP, INC.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Midwest Airlines Operations
Origin & Destination Passengers	757,471	578,547	1,419,221	1,131,755
Revenue Passenger Miles (000s)	787,011	595,860	1,488,306	1,179,937
Scheduled Service Available Seat Miles (000s)	1,054,049	877,531	2,049,351	1,795,313
Total Available Seat Miles (000s)	1,065,745	908,496	2,082,699	1,875,815
Load Factor (%)	74.7%	67.9%	72.6%	65.7%
Revenue Yield	$0.1190	$0.1227	$0.1153	$0.1194
Revenue per Scheduled Service ASM (1)	$0.0938	$0.0871	$0.0884	$0.0821
Total Cost per Total ASM	$0.1108	$0.1009	$0.1074	$0.0984
Total Cost per Total ASM (ex-fuel cost) (2)	$0.0782	$0.0780	$0.0763	$0.0760
Average Passenger Trip Length (miles)	1,039	1,030	1,049	1,043
Number of Flights	11,349	9,194	21,456	18,701
Into-plane Fuel Cost per Gallon	$1.73	$1.23	$1.66	$1.20
Full-time Equivalent Employees at End of Period	1,813	2,008	1,813	2,008
Aircraft in Service at End of Period	32	28	32	28

Midwest Connect Operations
Origin & Destination Passengers	210,677	169,822	397,411	320,733
Revenue Passenger Miles (000s)	61,625	51,002	116,033	93,037
Scheduled Service Available Seat Miles (000s)	95,625	88,725	189,721	174,027
Total Available Seat Miles (000s)	95,646	88,725	189,989	174,027
Load Factor (%)	64.4%	57.5%	61.2%	53.5%
Revenue Yield	$0.3668	$0.3770	$0.3553	$0.3796
Revenue per Scheduled Service ASM (1)	$0.2422	$0.2222	$0.2231	$0.2086
Total Cost per Total ASM	$0.2510	$0.2192	$0.2506	$0.2255
Total Cost per Total ASM (ex-fuel cost) (2)	$0.1913	$0.1768	$0.1932	$0.1839
Average Passenger Trip Length (miles)	293	300	292	290
Number of Flights	15,097	13,846	29,759	27,344
Into-plane Fuel Cost per Gallon	$1.81	$1.27	$1.72	$1.24
Full-time Equivalent Employees at End of Period	962	723	962	723
Aircraft in Service at End of Period	22	22	22	22

Midwest Air Group
Revenue Passenger Miles (000s)	848,635	646,862	1,604,339	1,272,974
Scheduled Service Available Seat Miles (000s)	1,149,674	966,255	2,239,072	1,969,341
Total Available Seat Miles (000s)	1,161,391	997,220	2,272,687	2,049,842
Load Factor (%)	73.8%	66.9%	71.7%	64.6%
Revenue Yield	$0.1370	$0.1427	$0.1326	$0.1385
Revenue per Scheduled Service ASM (1)	$0.1061	$0.0995	$0.0998	$0.0933
Total Cost per Total ASM	$0.1203	$0.1101	$0.1178	$0.1080
Number of Flights	26,446	23,040	51,215	46,045
Into-plane Fuel Cost per Gallon	$1.74	$1.24	$1.67	$1.21
Full-time Equivalent Employees at End of Period	2,775	2,731	2,775	2,731
Aircraft in Service at End of Period	54	50	54	50

(1)	Passenger, cargo and other transport-related revenue divided by scheduled service ASMs.

(2)	Non-GAAP measurement.
Note: All statistics exclude charter operations except the following: total available seat miles (“ASMs”), cost per total ASM, into-plane fuel cost, number of employees and aircraft in service. Aircraft aquired but not yet placed into service are excluded from the aircraft in service statistics.
Numbers in this table may not be recalculated due to rounding.